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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G





                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)

                         Furr's Restaurant Group Inc. **
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    361115603
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


          [ X ]   Rule 13d-1(b)

          [   ]   Rule 13d-1(c)

          [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



** Effective February 15, 2000, the Issuer's name changed from Furr's/Bishop's, Inc. to Furr's Restaurant Group, Inc. and the Issuer's ticker symbol changed from "CHI" to "FRG".






                                PAGE 1 OF 5 PAGES

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-----------------------------------------                                        --------------------------------------
CUSIP No.   361115603                                      13G                   Page  2  of  5  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Financial Services, Inc.
           I.R.S. No. 04-3483032

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None, except through its indirect, wholly-owned subsidiary, John Hancock Life Insurance Company.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 2 OF 5 PAGES

-----------------------------------------                                        --------------------------------------
CUSIP No.   361115603                                      13G                   Page  3  of  5  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

           John Hancock Life Insurance Company
           I.R.S. No. 04-1414660

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 1,095,598

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  1,095,598

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-


---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,095,598

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.2%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                                PAGE 3 OF 5 PAGES

         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.

         Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

         Item 1(a)    Name of Issuer:
                      --------------
                      Furr's Restaurant Group, Inc.
                      Effective February 15, 2000, the Issuer's name changed from Furr's/Bishop's, Inc. to Furr's Restaurant Group, Inc. and the Issuer's ticker symbol changed from "CHI" to "FRG".

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      -----------------------------------------------
                      Suite 200
                      3001 E. President George Bush Highway
                      Richardson, TX 75082

         Item 2(a)    Name of Person Filing:
                      ---------------------
                      This filing is made on behalf of John Hancock Financial Services, Inc. ("JHF"), and JHF's direct, wholly-owned subsidiary, John Hancock Life Insurance Company ("JHLICO").

                      As a result of the demutualization of JHLICO, JHF became the parent holding company of JHLICO and may be deemed the beneficial owner of securities beneficially owned by JHLICO. Prior filings in respect of this holding were made by JHLICO (CIK No. 0000917406)

         Item 2(b)    Address of the Principal Offices:
                      --------------------------------
                      The principal business offices of JHF and JHLICO is located at John Hancock Place, P.O. Box 111, Boston, MA 02117.

         Item 2(c)    Citizenship:
                      -----------
                      JHLICO is organized and exists under the laws of the Commonwealth of Massachusetts. JHF is organized and exists under the laws of the State of Delaware.

         Item 2(d)    Title of Class of Securities:
                      ----------------------------
                      Common Stock

         Item 2(e)    CUSIP Number:
                      -------------
                      361115603

         Item 3       If the Statement is being filed pursuant to Rule 13d-1(b), or
                      -------------------------------------------------------------
                      13d-2(b), check whether the person filing is a:
                      -----------------------------------------------

                      JHF       (g) (X) Parent Holding Company, in accordance with
                                        ss.240.13d-1(b)(ii)(G).

                      JHLICO:   (c) (X) Insurance Company as defined inss.3(a)(19)
                                        of the Act.

                                (e) (X) Investment Adviser registered under ss.203
                                        of the Investment Advisers Act of 1940.

         Item 4       Ownership:
                      ---------

                      (a)    Amount Beneficially Owned:
                             --------------------------
                             JHLICO has direct beneficial ownership of 1,095,598 shares of Common Stock.

                                PAGE 4 OF 5 PAGES
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                      (b)    Percent of Class: 11.2%
                             ----------------

                      (c)    (i)    sole power to vote or to direct the vote:
                                    JHLICO has sole power to vote or to direct the vote of the 1,095,598 shares as discussed in Item 4(a) above.

                             (ii)   shared power to vote or to direct the vote:  -0-

                             (iii) sole power to dispose or to direct the disposition of:
                                    JHLICO has sole power to dispose or to
                                    direct the disposition of the 1,095,598
                                    shares as discussed in Item 4(a) above.

                             (iv)   shared power to dispose or to direct the
                                    disposition of:   -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      --------------------------------------------
                      Not applicable.

         Item 6       Ownership of More than Five Percent on Behalf of Another Person:
                      ---------------------------------------------------------------
                      Not applicable.

         Item 7       Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                      -------------------------------------------------------------
                      Not applicable.

         Item 8       Identification and Classification of Members of the Group:
                      ---------------------------------------------------------
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      --------------------------------
                      Not applicable.

         Item 10      Certification:
                      -------------
                      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                                     John Hancock Financial Services, Inc.

                                                     By:      /s/Barry J. Rubenstein
                                                              ----------------------
                                                     Name:    Barry J. Rubenstein
Dated: January 30, 2001                              Title:   Vice President, Counsel & Secretary

                                                     John Hancock Life Insurance Company

                                                     By:      /s/Roger Nastou
                                                              ---------------
                                                     Name:    Roger Nastou
Dated: January 30, 2001                              Title:   Vice President


                                PAGE 5 OF 5 PAGES

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